Exhibit 10.1

AMENDMENT NO. 2 TO THE INPIXON 2018 EMPLOYEE STOCK INCENTIVE PLAN

This Amendment No. 2 (the “Amendment”) to the Inpixon 2018 Employee Stock Incentive Plan (the “Plan”) is made pursuant to Section 12 of the Plan. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Plan.

WHEREAS, the Plan was approved and adopted by the board of directors (the “Board”) of Inpixon (the “Company”) on January 4, 2018 and approved by the stockholders of the Company on February 2, 2018;

WHEREAS, Section 12.2 of the Plan provides that the Board may modify or amend the Plan in whole or in part and from time to time in such respects as it deems advisable;

WHEREAS, the Plan was amended by the Amendment No. 1 to the Plan, which did not contain any amendment that requires stockholder approval and was approved and adopted by the Board on May 17, 2018;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to further amend the Plan as set forth below;

WHEREAS, the Board approved this Amendment on October 5, 2018; and

WHEREAS, the stockholders of the Company approved this Amendment on October 31, 2018.

NOW THEREFORE, the Plan is amended as follows:

1.	Section 1. Section 1 is hereby amended and restated with the following:

“Shares Subject to the Plan.

Subject to an adjustment in accordance with Section 8, the maximum number of shares which may be issued under the Plan shall be two million (2,000,000) shares of Common Stock, par value $0.001 per share (the “Initial Limit”), of the Company (the “Shares”), which shall automatically increase on the first day of each calendar quarter, beginning on April 1, 2018 and for each quarter thereafter through October 1, 2028, by a number of shares of Common Stock equal to the least of (i) 1,000,000 Shares, (ii) twenty percent (20%) of the outstanding Shares on the last day of the immediately preceding calendar quarter, or (iii) such number of Shares determined by the Committee (the “Quarterly Increase”). The Company shall at all times while the Plan is in effect reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of outstanding Awards granted under the Plan. The Shares subject to the Plan shall be either authorized and unissued shares or treasury shares of Common Stock. If any Award is forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, or if any Stock Appreciation Right is exercised for cash, the unpurchased Shares subject to such Awards shall again be available for distribution under the Plan. Subject to such overall limitations, the maximum aggregate number of Shares that may be issued in the form of Incentive Stock Options shall not exceed the Initial Limit cumulatively increased on April 1, 2018 and on the first day of each quarter thereafter by the Quarterly Increase.”

2.	Section 4.2. Section 4.2 is hereby amended and restated with the following:

“Maximum Stock Option Grant. With respect to Stock Options which are intended to qualify as Incentive Stock Options, the aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options granted to any participant (whether under this Plan or under any other stock option plan of the Company or its Subsidiaries) become exercisable for the first time in any calendar year, may not exceed $100,000. The number of Shares for which any participant, in any calendar year, may be granted Stock Options under the Plan not treated as Incentive Stock Options shall be limited to not more than 150,000. Notwithstanding the forgoing, nothing contained in the Plan shall be construed to prohibit the grant of Stock Options under the Plan to an Eligible Person by reason of such person holding Stock Options to purchase shares of Common Stock or any other securities of the Company granted otherwise than under the Plan.”

3.	Section 8. Section 8 is hereby amended and restated with the following:

“Adjustments Upon Change in Capitalization.

In the event of changes in the outstanding shares of Common Stock of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares available under the Plan, the number and class of Shares or the amount of cash or other assets or securities available upon the exercise of any Award granted hereunder and the number of Shares to be issued pursuant to an Award shall be correspondingly adjusted, to the end that the participant’s proportionate interest in the Company, any successor thereto or in the cash, assets or other securities into which Shares are converted or exchanged shall be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such event. Notwithstanding the foregoing, no adjustment under this Section shall reduce the maximum number of Shares which may be issued under the Plan, the Quarterly Increase, or reduce any limitations related to Incentive Stock Options. For example, if the Company effects a reverse stock split of its outstanding Common Stock, the the number of Shares available upon the exercise of any Award shall be adjusted; however, the maximum number of Shares available under the Plan shall not be correspondingly adjusted. All references in this Plan to “Common Stock” from and after the occurrence of such event shall be deemed for all purposes of this Plan to refer to such other class of shares or securities issuable upon the exercise or payment of Awards granted pursuant hereto.”

In all other respects, the terms and conditions of the Plan shall remain the same.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has adopted this Amendment, effective as of the 31st day of October, 2018.

INPIXON

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chief Executive Officer

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